Exhibit 21.1

List of Company Subsidiaries

Mellanox Technologies, Inc., a California corporation, formed on March 5, 1999, is the wholly-owned subsidiary of Mellanox Technologies, Ltd.

Mellanox Technologies TLV Ltd. (formerly known as Voltaire Ltd.), incorporated on April 9, 1997, is the wholly-owned subsidiary of Mellanox Technologies, Ltd.

Mellanox Technologies Japan K.K. (formerly known as Voltaire Japan K.K.) incorporated on January 23, 2007, is the wholly-owned subsidiary of Mellanox Technologies, TLV Ltd.

Mellanox Technologies UK, Ltd. (formerly known as Voltaire (UK), Ltd.) incorporated on May 17, 2007, is the wholly-owned subsidiary of Mellanox Technologies, TLV Ltd.

Mellanox Technologies Distribution, Ltd., incorporated on March 3, 2011, is the wholly-owned subsidiary of Mellanox Technologies, Ltd.

Mellanox Federal Systems, LLC, incorporated on April 25, 2012, is the wholly-owned subsidiary of Mellanox Technologies, Inc.

Beijing Mellanox Technologies Co. Ltd., incorporated on June 29, 2012, is the wholly-owned subsidiary of Mellanox Technologies, Ltd.

Mellanox Technologies Denmark Holding ApS incorporated on June 28, 2013, is a wholly owned subsidiary of Mellanox Technologies UK Ltd.

Mellanox Technologies Denmark A/S (formerly known as IPtronics A/S), incorporated on September 30, 2003, is a wholly owned subsidiary of Mellanox Technologies Denmark Holding ApS.

Kotura, Inc., incorporated on September 29, 1994, is a wholly owned subsidiary of Mellanox Technologies, Inc.